Exhibit 10.6

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED

SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED WITH RESPECT TO THE OMITTED PORTIONS

AGREEMENT

between

THRESHOLD PHARMACEUTICALS INC.

and

BAXTER INTERNATIONAL INC.

and

BAXTER ONCOLOGY GmbH

For the Licensing and Development of Glufosfamide

THIS AGREEMENT is made, as of the date of signature of the last party to affix its signature hereto,

by and among

THRESHOLD Pharmaceuticals Inc., a corporation organized and existing under the laws of Delaware of the United States of America and having its head office at 951 Gateway Boulevard, Suite 3A, South San Francisco, CA 94080, United States of America (hereinafter referred to as “THRESHOLD”),

and

Baxter International Inc., a corporation organized and existing under the laws of Delaware of the United States of America and having its headquarters at One Baxter Parkway, Deerfield, Illinois 60015-4633. United States of America (hereinafter referred to as “BAXTER”)

and

Baxter Oncology GmbH, a corporation organized and existing under the laws of the Federal Republic of Germany, having its head office at Daimlerstrasse 40, 60314 Frankfurt, Federal Republic of Germany (hereinafter referred to as “BAXTER ONCOLOGY”);

WHEREAS BAXTER and/or BAXTER ONCOLOGY are the owners of certain proprietary information, patents and know-how related to Glufosfamide, with all right, title and interest thereto;

WHEREAS BAXTER ONCOLOGY is the licensee of certain patents related to Glufosfamide, owned by BAXTER, with all right, title and interest thereto

WHEREAS THRESHOLD desires to obtain an exclusive license under the patents and proprietary information and know-how belonging or licensed to BAXTER and BAXTER ONCOLOGY relating to the composition referred to in the recital above to develop and market a product for human and animal therapeutic uses primarily in tumor diseases.

NOW THEREFORE FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES INTENDING TO BE LEGALLY BOUND HEREBY, AGREE AS FOLLOWS:

1.	Definitions

In this Agreement the following words shall have the following meanings, unless the context otherwise requires:

1.1	“Affiliate” means any firm, person or company which controls, is controlled by or is under common control with a Party where “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such firm, person or company whether through the ownership of voting securities, by contract or otherwise, or the ownership either directly or indirectly of fifty percent (50%) or more of the voting securities of such firm, person or company (or such smaller maximum ownership interest in those countries where foreign ownership is restricted, but not below forty percent (40%).

1.2	“Animal Studies” means those studies approved by THRESHOLD and conducted by BAXTER ONCOLOGY pursuant to Clause 6.2, the results of which provide THRESHOLD sufficient information upon which to base a decision as to whether to proceed with development of a Licensed Product.

1.3	“BAXTER ONCOLOGY Know-How” means all information in BAXTER ONCOLOGY’s or BAXTER’s possession or under their control at the date of this Agreement or which comes into their possession or under their control during the term hereof relating to Licensed Product and including, but not limited to, all Manufacturing Know How.

1.4	“BAXTER ONCOLOGY Patents” means all Patents and patent applications set forth in Part A of Schedule 1.4

1.5	“Clinical Trial” means a clinical trial to demonstrate the safety or efficacy of Licensed Product in the Field.

1.6	“Commercial Delivery” means the sale to a Customer of Licensed Product.

1.7	“CSC” means the Commercial Steering Committee which shall be appointed and shall operate in accordance with the provisions of Clause 4.

1.8	“Customer” means any third party, other than an Affiliate or Sub-Licensee of THRESHOLD to whom THRESHOLD or its Affiliates or Sub-Licensee supplies Licensed Product in a country where such Licensed Product has been approved for sale (including pricing approval where applicable).

1.9	“Development Data” means all data, whether raw or analyzed, charts, studies, summaries, analyses, reports, know-how and other information relating to Licensed Product generated by or on behalf of THRESHOLD in performing the Development Plan.

1.10	“Development Plan” means the plan directed to the development of Licensed Product to be prepared by THRESHOLD within ninety (90) days of the Effective Date, as updated and/or modified from time to time by THRESHOLD.

1.11

“Drug Master File” means the bulk and finished product in final dosage form manufacturing information referenced in a Licensed Product’s application for marketing approval in the Territory, in such form as is acceptable to the Regulatory Agency with whom it has been, or is intended to be, filed.

1.12	“DSC” means the Development Steering Committee which shall be appointed and shall operate in accordance with the provisions of Clause 4.

1.13	“Effective Date” means the first business day after satisfaction of the condition set forth in Clause 3.1.

1.14	“FDA” means the Food and Drug Administration of the United States or any successor thereto.

1.15	“Field” means the cure, mitigation, treatment, prevention or diagnosis of (i) cancer in humans and animals, including, but not limited to, benign, pre-malignant, metastatic and malignant tumors and (ii) such other activities as may be permitted to BAXTER and/or BAXTER ONCOLOGY under their agreement with Deutsches Krebsforschungszentrum Stiftung des Offentlichen Rechts, a copy of which is attached hereto as Schedule 1.15

1.16	“Glufosfamide” means ß-D-Glucopyranosyl-N,N´-di-(2-chloroethyl)-phosphoric acide diamide.

1.17	“Improvement” means any new technique, application, formulation or chemical or biological analog (i.e. metabolite) or derivative developed by or on behalf of a Party under the Licensed Patents or the Licensed Know-How. For the avoidance of doubt the definition of Improvement excludes Development Data.

1.18	“IND” means an investigational new drug application relating to a Licensed Product filed with the FDA pursuant to 21 C.F.R. Part 312, or such similar application filed with or submitted to a similar Regulatory Agency in another country, including but not limited to amendments thereto.

1.19	“Indication” means pancreatic cancer.

1.20	“Initiate” means to administer the first dose of Licensed Product to the first patient in a Clinical Trial.

1.21	“Licensed Know How” means the BAXTER ONCOLOGY Know How and the Regulatory Documents.

1.22	“Licensed Patents” means the BAXTER ONCOLOGY Patents and Manufacturing Patents.

1.23	“Licensed Product” means the product known as Glufosfamide together with its salts, solvates, esters, analogs, mimetics, and chemical and biological derivatives.

1.24	“Manufacture” means all activities necessary or required to manufacture the Licensed Product in bulk and finished product forms.

1.25	“Manufacturing and Supply Agreement” means an agreement entered into among the Parties in accordance with Clause 2.2 that pertains to the manufacture of Licensed Product by BAXTER ONCOLOGY for THRESHOLD.

1.26	“Manufacturing Know How” means all information in BAXTER’s or BAXTER ONCOLOGY’s or their Sub-Contractor’s possession or under their control at the date of this Agreement or which comes into their possession or under their control during the term hereof relating to the Manufacture of Licensed Product (including but not limited to the identity of any Sub-Contractor). Provided however, that information in Sub-Contractor’s possession or under their control is only included in “Manufacturing Know-How” to the extent it is or has to be transferred from Sub-Contractor to BAXTER or BAXTER ONCOLOGY.

1.27	“Major Market Countries” means [***]

1.28	“Manufacturing Patents” means all Patents and Patent applications set forth in Part B of Schedule 1.4.

1.29	“NDA” NDA means a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Licensed Product which are necessary for, or included in, FDA approval to market Licensed Product in the United States of America as more fully defined in 21. C.F.R. §314.5 et seq or such similar application and supplements filed with or submitted to a similar Regulatory Agency in another country.

1.30	“Net Sales” means the amount invoiced by THRESHOLD, its Affiliates or Sub-Licensees to Customers for sales of Licensed Product in the Territory less deductions for the following: (i) cash, trade, quantity and volume credits, allowances, discounts and bad debt (any deduction for bad debt shall be not more than one percent (1%) of sales of Licensed Product, and any allowances for amounts written off as bad debt shall be included in Net Sales if later paid); (ii) rebates such as price reductions, rebates to social and welfare systems, charge-backs, government mandated rebates and similar rebates; (iii) excise, sales, use, value added, and all other similar taxes and tariffs and all other similar import/export duties; (iv) invoiced outbound freight and other transportation charges and shipping insurance if any; and (v) allowances or credits for rejections, withdrawals, recalls, and returns. For the avoidance of doubt, the computation of Net Sales shall not include amounts received by THRESHOLD, its Affiliates or Sub-Licensees for the sale of Licensed Product among THRESHOLD, its Affiliates and Sub-Licensees.

1.31	“New Indication” means any therapeutic indication within the Field, other than the Indication.

1.32	“Parties” means BAXTER, BAXTER ONCOLOGY and THRESHOLD.

1.33

“Patents” means a patent or patent application and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, re-issues thereof or additions thereto and including supplementary certificates of protection or similar of or to any patent.

1.34	“Phase I” means, with respect to the United States, the first phase of human clinical trials using a limited number of human subjects to gain evidence of the safety and tolerability of a product or compound and information regarding pharmacokinetics and potentially pharmacological activity for such product or compound, which human clinical trials are completed prior to the initiation of Phase II, as described in 21 C.F.R. § 312.21(a), as it may be amended, or, with respect to any other country or jurisdiction, its equivalent in such other country or jurisdiction.

1.35	“Phase II” means, with respect to the United States, the second phase of human clinical trials of a product or compound in human subjects to gain evidence of the efficacy in one or more indications and expanded evidence of the safety of a product or compound, as well as an indication of the dosage regimen required, as described in 21 C.F.R.§ 312.21(b), as may be amended, or, with respect to any other country or jurisdiction, its equivalent in such other country or jurisdiction.

1.36	“Phase III” means, with respect to the United States, the third phase of human clinical trials of a product or compound which are large-scale, randomized trials to gain evidence of the efficacy and safety in a number of human subjects sufficient to support Product Approval for a product or compound with the FDA, as described in 21 C.F.R. § 312.21(c), as it may be amended, or, with respect to any other country or jurisdiction, its equivalent in such other country or jurisdiction.

1.37	“Product Approval” means the grant of all necessary governmental and regulatory approvals, by the FDA, the EMEA or by any other involved Regulatory Agency to sell Licensed Product in the Territory.

1.38	“Quarter” means a three (3) month period ending, on the last day of March, June, September or December in any year.

1.39	“Regulatory Agency” means, with respect to any particular country, the governmental authority, body, commission, agency or other instrumentality of such country (or the EMEA with respect to the EU), with the primary responsibility for the evaluation or approval of pharmaceutical products before a pharmaceutical product can be tested, marketed, promoted, distributed or sold in such country, including such governmental bodies that have jurisdiction over the pricing and reimbursement of such pharmaceutical product. The term Regulatory Agency includes but is not limited to the FDA.

1.40

“Regulatory Documents” means, without limitation, all (i) documents, information, data, and reports, regardless of form, filed with, or submitted to, a Regulatory Agency, (ii) all correspondence to or from a Regulatory Agency, (iii) minutes of all meetings, whether in person or by means of videoconference or teleconference, with a Regulatory Agency or its representatives, and (iv) all requests, demands, deficiencies, suggestions, reports or other communications by a Regulatory Agency relating to the development, testing, manufacture, safety, efficacy, or approval of Licensed Product.

1.41	“Royalties” means the amounts due to BAXTER ONCOLOGY in respect of sales of Licensed Products as described in Clause 3.4 herein.

1.42	“Sub-Contractor” means any person, firm or company contracted by BAXTER ONCOLOGY to Manufacture Licensed Product for supply to THRESHOLD.

1.43	“Sub-Licensee” means any person, firm or company licensed by THRESHOLD under a Valid Claim to practice the Licensed Patents.

1.44	“Territory” means all countries of the world.

1.45	“Valid Claim” means a claim in any patent application which has been pending for less than three (3) years from original application or of an issued and unexpired Patent included in Licensed Patents which has not been disallowed or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

1.46	“Year” means each consecutive calendar year during the term hereof starting from the calendar year that commences after the first Commercial Delivery.

2.	Grant of Licenses

2.1	BAXTER ONCOLOGY and BAXTER hereby grant to THRESHOLD with effect from the Effective Date, subject to the terms and conditions of this Agreement, an exclusive license and/or sublicense, with the right to sublicense, under and using the Licensed Patents and Licensed Know-How (for itself or on its behalf) to develop, make, have made, use, supply, offer for sale, sell, import, export and otherwise distribute Licensed Product in the Territory for use in the Field.

2.2

Notwithstanding the foregoing to the contrary, THRESHOLD shall be entitled to exercise its Clause 2.1 rights in respect of the manufacture of Licensed Products containing Glufosfamide only as follows. BAXTER’S and BAXTER ONCOLOGY’s existing supply of Glufosfamide shall be used for the Animal Studies and for any Clinical Trials sponsored by THRESHOLD. THRESHOLD, BAXTER, and BAXTER ONCOLOGY further agree to negotiate diligently and in good faith, from the Effective Date until the date THRESHOLD is required to notify BAXTER ONCOLOGY whether it will proceed with the development of Licensed Product pursuant to Clause 3.2.1, regarding the terms of a Manufacturing and Supply Agreement under which BAXTER or BAXTER ONCOLOGY shall be THRESHOLD’s principal supplier of Glufosfamide for commercial use; provided, however, that: (i) during the term of the Manufacturing and Supply Agreement THRESHOLD shall be free to establish and receive a supply of Licensed Products from a second source, whether that second source be THRESHOLD or a third party; (ii) THRESHOLD shall have the right, without limitation, in the event of a material breach by BAXTER ONCOLOGY under the Manufacturing and Supply Agreement to manufacture Glufosfamide itself or to contract a Third Party to manufacture Glufosfamide for THRESHOLD, and (iii) THRESHOLD shall have the right, without limitation, following expiration or termination of, or failure of the Parties to enter into, the Manufacturing and Supply Agreement to manufacture Glufosfamide itself or to contract a Third Party to manufacture Glufosfamide for THRESHOLD.

2.3	THRESHOLD shall have all right and title to all intellectual property rights, including, but not limited to, patent protection in respect of any Improvements and/or new Licensed Product. Each Party shall promptly disclose in writing to the other Parties all Improvements and new Licensed Product.

3.	License Fees, Development Milestone Payments and Royalty Payments

3.1	Upfront Payment

THRESHOLD shall pay to BAXTER ONCOLOGY the non-refundable sum of [***] dollars (US$[***]), within fifteen (15) days following the final signature of this Agreement.

3.2	Development Milestone Payments

THRESHOLD shall make the following one time payments to BAXTER ONCOLOGY:

3.2.1	Within [***] days following the receipt of complete final reports for the Animal Studies, THRESHOLD shall notify BAXTER ONCOLOGY whether it will proceed with the development of Licensed Product. Such notice will be given on or before December 31, 2003; provided that THRESHOLD has had no less than [***] days to review the complete final report. The deadline for such notice shall be extended to the extent necessary to give THRESHOLD [***] days to make its decision. In the event THRESHOLD decides to proceed with development of a Licensed Product, it shall pay BAXTER ONCOLOGY the sum of [***] United States dollars (US$[***]) contemporaneously with such notice, and the data and results of the Animal Studies shall be deemed to be Development Data belonging to THRESHOLD. For the avoidance of doubt such decision triggering the Milestone Payment is the precondition to initiate a Clinical Trial.

3.2.2	Within [***] days following the Initiation of a Phase III Clinical Trial for the Indication, a sum of [***] United States dollars (US$[***]).

3.2.3	Within [***] days of the filing of an application by THRESHOLD to the FDA for Product Approval for use of Licensed Product for the Indication, a sum of [***] United States dollars (US$[***]).

3.2.4	Within [***] days of the grant by the FDA of Product Approval for use of Licensed Product for the Indication the sum of [***] United States dollars (US$[***]).

3.2.5	Within [***] days of the grant by the EMEA of Product Approval in the European Union for use of Licensed Product for the Indication the sum of [***] United States dollars (US$[***]).

3.3	Performance Milestone Payments

THRESHOLD shall pay to BAXTER ONCOLOGY the following one time amounts:

3.3.1	At the end of the first calendar quarter following the Year during which the US annual Net Sales exceed US $[***], the sum of [***] United States dollars (US$[***]).

3.3.2	At the end of the first calendar quarter following the Year during which European annual Net Sales exceed US $[***], the sum of [***] United States dollars (US$[***]).

3.3.3	At the end of the first calendar quarter following the Year during which the worldwide annual Net Sales exceed US$[***], the sum of [***] United States dollars (US$[***]); provided that the sums due to be paid to BAXTER ONCOLOGY pursuant to Clauses 3.3.1 and 3.3.2 have previously become due.

3.4	Royalty Payments

3.4.1	Subject to the terms and conditions herein, THRESHOLD shall pay to BAXTER ONCOLOGY Royalties as follows:

(a)	An amount equal to [***] of Net Sales of Licensed Product in those countries where, and only for as long as, compound per se patent protection exists for such Licensed Product; and

(b)	An amount equal to [***] of Net Sales of Licensed Product in those countries where, and only for as long as, use patent protection covers the use authorized by the applicable Regulatory Agency for such Licensed Product, but no compound per se patent protection exists in such jurisdictions; and

(c)	An amount equal to [***] of Net Sales of Licensed Product in those countries where no patent protection exists.

3.4.2	The Royalties shall be payable on a country by country basis in respect of Net Sales of each Licensed Product made during the longer of:

(a)	the period while there exists a Valid Claim of a Licensed Patent; or

(b)	[***] years from the date of first Commercial Delivery of said Licensed Product in the Territory.

3.5	THRESHOLD shall not be required to pay multiple Royalties hereunder to BAXTER ONCOLOGY due to any Licensed Product being covered by more than one Valid Claim that is included in the Licensed Patents. Royalties shall be paid at the highest applicable rate set forth in Clause 3.4.1.

3.6	At the end of the period for which any Royalties are due in a given country of the Territory pursuant to this Agreement, THRESHOLD shall have a fully paid, exclusive, royalty free license, with the right to sublicense, under the Licensed Patents and the Licensed Know How in such country of the Territory.

3.7	Royalties shall be payable within [***] days of the end of each Quarter in respect of sales of Licensed Product made during such Quarter by THRESHOLD and its Sublicensees; provided, however, that if THRESHOLD has sublicensed its rights under this Agreement but does not have a royalty report from any Sublicensee sufficiently in advance of the due date for Royalty payments for a Quarter, then THRESHOLD shall (i) provide a good-faith estimate of the Royalties owed on such Sublicensee’s sales for such Quarter, but in any event such estimate shall at least equal the Royalties paid during the preceding Quarter; (ii) pay such estimate; and (iii) make a payment or take a credit, as appropriate, in subsequent Royalty payments to the extent such estimated Royalties owed differ from actual Royalties owed for such Sublicensee’s sales in such Quarter. Each payment shall be accompanied by a written royalty statement, certified as accurate by THRESHOLD’s chief financial officer or chief executive officer, setting forth in reasonable detail the amount of Licensed Products sold and the basis of calculation of the Royalties paid during the Quarter to which the payment pertains.

3.8

In the event that (i) Licensed Product is deemed by a court of competent jurisdiction to infringe a valid claim of a patent owned or controlled by a third party in any given country of the Territory, or (ii) THRESHOLD, its Affiliates or its Sub-Licensees determine, at their reasonable discretion, that it is necessary to pay royalties or other fees to any third party to obtain a license to practice any third party’s rights in order to market or develop a Licensed Product in any given country, then in such event, THRESHOLD and its Affiliates may deduct such royalties due to such third parties (or such amounts expended in settlement of such claim, or for securing such rights) from the Royalties otherwise due to BAXTER

ONCOLOGY with respect to Net Sales of such Licensed Product in such country. However, the reduction in the royalty rate shall in no case exceed [***].

3.9	Should a compulsory license be granted to a third party under the applicable laws of any country under the Licensed Patents or Licensed Know-How licensed hereunder to THRESHOLD, the Royalty rate payable hereunder for sales of Licensed Products in such country shall be adjusted to match any lower royalty rate granted to such third party for such country, with respect to the sales of such Licensed Products, and during such periods, for which such third parties sell under the compulsory license articles that compete with the Licensed Products then marketed and sold by THRESHOLD, its Affiliates or Sub-Licensees in that country. In the event that this Clause 3.9 should come to apply to the adjustment of the royalty rate in any given country, THRESHOLD shall be entitled to the benefit of such reduction.

3.10	The Royalty payable on combination products which include another therapeutic compound in addition to Licensed Product, shall be the applicable Royalty rate set forth in Clause 3.4.1 above based on a pro rata portion of Net Sales of combination products in accordance with the following formula:

X = A/B, where

X = the pro rata portion of Net Sales attributable to Licensed Patents and Licensed Know-How licensed hereunder (expressed as a percentage), and

A = the fair market value of the component in the combination product utilizing the licenses granted hereunder, and

B = A plus the fair market value of all other components in the combination product.

The fair market values described above shall be determined by BAXTER ONCOLOGY and THRESHOLD in good faith. In the absence of agreement as to the fair market value of all of the components contained in a combination product, the fair market value of each component shall be determined by arbitration in accordance with the provisions hereof.

3.11

Any amount payable to BAXTER ONCOLOGY in respect of income in a currency other than that of the United States shall be converted into its equivalent in United States currency at the average selling rate for the relevant foreign currency during the Quarter in which such income has been received by THRESHOLD with such rate to be calculated by averaging the rates as published by The Wall Street Journal, New York edition, or such other financial newspaper or reporting system agreed upon by THRESHOLD and BAXTER ONCOLOGY, in effect at the close of business on the business days occurring in the Quarter. If there exist currency translation restrictions, embargoes, or other currency restrictions that would prevent THRESHOLD, its Affiliates, or Sub-Licensees from converting local currency into United States dollars and remitting the same to BAXTER ONCOLOGY, THRESHOLD, its Affiliates and Sub-Licensees shall be entitled to pay BAXTER ONCOLOGY in the local currency in the country where such restrictions exist.

3.12	THRESHOLD shall provide an annual report to BAXTER ONCOLOGY, that indicates: (i) amounts of Licensed Products sold during the relevant period; (ii) allowable deductions and (iii) payments due pursuant to this Agreement. THRESHOLD shall keep and maintain complete and accurate records of sales of Licensed Products. Such records shall be open upon request of BAXTER ONCOLOGY for a special inspection upon not less than seven (7) days advance written notice not more than once each year, at any reasonable time within two (2) years after the royalty period to which such records relate, by an accounting firm selected by BAXTER ONCOLOGY and reasonably acceptable to THRESHOLD. THRESHOLD shall permit the representative of such accounting firm to have access during ordinary business hours to such records as may be necessary, to determine the accuracy of Net Sales and any report and/or payment made under this Agreement. Such representative shall not disclose to BAXTER ONCOLOGY any information other than the quantity, the calculation and Net Sales of Licensed Products sold and shall otherwise maintain such information in confidence. Said findings shall be maintained in confidence by BAXTER ONCOLOGY. Findings on the accuracy or supposed inaccuracy of such payment shall be disclosed to BAXTER ONCOLOGY by such representative who shall, at the time of reporting his conclusions to BAXTER ONCOLOGY, supply THRESHOLD with a copy of such findings. If the audit shall determine an underpayment of more than five percent (5%) between royalty reported and that actually due, then the reasonable expense of the audit shall be borne by THRESHOLD and otherwise by BAXTER ONCOLOGY.

3.13	THRESHOLD shall withhold and pay to the appropriate authorities in respect of any amount due to BAXTER ONCOLOGY hereunder, any and all withholding taxes, duties, fees and other charges imposed by any taxing authority. In such event, THRESHOLD shall provide BAXTER ONCOLOGY with such evidence of withholding and payment as may be provided by or to taxing authorities.

3.14	Payments due to BAXTER ONCOLOGY pursuant to this Clause 3 not made within 30 (thirty) days after they are due shall bear an interest charge from the due date at the prime rate as determined by CitiBank, N.A. on the due date, plus 3% (three percent).

4.	DSC; Development Plan; CSC

4.1	BAXTER ONCOLOGY and THRESHOLD shall establish the DSC and the CSC which shall exist to facilitate active communication between them during the development and commercialization of the Licensed Product, it being further agreed and understood that THRESHOLD shall be responsible for and in control of the research and development and commercialization activities of Licensed Product in the Territory.

4.2	As soon as practicable following the date hereof, BAXTER ONCOLOGY and THRESHOLD shall form the DSC which shall consist of [***] representatives from THRESHOLD and [***] representatives from BAXTER ONCOLOGY.

4.3	THRESHOLD shall prepare and submit a copy of the Development Plan to BAXTER ONCOLOGY’s representatives on the DSC within ninety (90) days of the Execution of this Agreement. THRESHOLD shall update and/or modify the Development Plan, as well as the budget thereof, on an annual basis.

4.4	The DSC shall meet to discuss the progress of the Development Plan, the attainment of the objectives of each phase of the development and to share any information related to the development, and commercialization until the formation of the CSC, of the Licensed Product.

4.5	The DSC shall meet at least twice annually and each such meeting shall be held alternately at each of the party’s offices. The DSC shall meet on such other occasions as may be reasonably requested by either party throughout each stage of the development of the Licensed Product. THRESHOLD and BAXTER ONCOLOGY shall pay their own costs in attending such meetings and may agree to conduct any such meeting by means of videoconference or teleconference.

4.6	Upon filing of an NDA for the Licensed Product, BAXTER ONCOLOGY and THRESHOLD shall form the CSC which shall consist of [***] representatives from THRESHOLD and [***] representatives from BAXTER ONCOLOGY.

4.7	The CSC shall meet to discuss the worldwide marketing of Licensed Product, the launch of the Licensed Product in the Territory and the supply forecast of Licensed Product requirements for sale in the Territory.

4.8	The CSC shall meet on an annual basis. THRESHOLD and BAXTER ONCOLOGY shall pay their own costs in attending such meetings.

4.9

The activities of the DSC and CSC may be consolidated into one Steering Committee, at any time, upon the mutual agreement of THRESHOLD and BAXTER ONCOLOGY. The DSC shall cease to exist following approval by the FDA of Licensed Product for marketing and sale; provided, however, the DSC shall continue to function thereafter until any mandatory post-marketing clinical studies, if any, have been completed and the results thereof analyzed and submitted to the FDA.

4.10	BAXTER ONCOLOGY and THRESHOLD shall establish a written agenda not less than seven (7) days in advance of each meeting of the DSC and the CSC. The hosting Party shall be responsible for preparing minutes of each meeting of the DSC and the CSC, which shall not become official until submitted and approved by the DSC or CSC, as the case may be. Each of BAXTER ONCOLOGY and THRESHOLD shall be entitled to bring such of its employees and consultants to meetings of the DSC and the CSC, in addition to its regular members, as it deems appropriate in light of the matters to be discussed.

5.	THRESHOLD’s Responsibilities

5.1	THRESHOLD shall use its reasonable efforts to undertake the development of the Licensed Product in accordance with the Development Plan and shall diligently perform the work set forth in the Development Plan using reasonable skill and care and in a manner consistent with accepted practices in the pharmaceutical industry.

5.2	THRESHOLD shall pay the costs of preparing and performing activities related to the Development Plan which are or may be reasonably necessary to develop, apply for and obtain Product Approvals for Licensed Product in the Field in the Territory, subject to and without derogating from BAXTER ONCOLOGY’s obligations under Section 6 hereinbelow.

5.3	Within [***] of the Execution of the Agreement, THRESHOLD shall Initiate in a country in the Territory a Phase III Clinical Trial of Licensed Product for the Indication, or for another tumor disease indication, subject to the following conditions:

5.3.1	THRESHOLD’s receipt from BAXTER ONCOLOGY of the complete chemistry and manufacturing (CMC) file sufficient for regulatory purposes to be incorporated into the IND and NDA applications to be filed with the FDA for Product Approval or access to the Drug Master Files for Licensed Product prepared by BAXTER ONCOLOGY and/or its Sub-Contractors and on file with the FDA; and

5.3.2	effectiveness of the IND application with the FDA for use of Licensed Product for the Indication or alternative indication.

5.4	THRESHOLD shall be responsible for preparing and applying for applications for Product Approvals in the Territory and shall be responsible for the maintenance of all Product Approvals in the Territory and for preparing and applying for applications for, and monitoring all other regulatory approvals relating to Licensed Product. THRESHOLD shall be responsible for deciding in which countries in the Territory such activities shall be conducted.

5.5	All Product Approvals applied for pursuant to Clause 5.4 shall be applied for in the name of THRESHOLD or its Affiliates, contractors or Sub-Licensees.

5.6	THRESHOLD shall use reasonable efforts consistent with its normal business practices to promote and market the Licensed Product in the Major Market Countries in the Territory. Subject to restrictions imposed by applicable law or regulation, if any, upon request of BAXTER ONCOLOGY, THRESHOLD shall mark Licensed Product or promotional materials/accompanying literature to indicate that the Licensed Patents are licensed from BAXTER.

5.7	THRESHOLD, its Affiliates or Sub-Licensees, as the case may be, shall be responsible for the preparation of scientific literature and promotional material relating to Licensed Product and its activities in the Territory in accordance with its normal business practices and quality standards and in accordance with local legal requirements. A draft copy of any such scientific and/or promotional material shall be given to BAXTER ONCOLOGY no less than ten (10) days prior to the distribution thereof for BAXTER ONCOLOGY’s approval, which will not be unreasonably, withheld or delayed, unless THRESHOLD is required by law to release such information, in which case it will be exempt from giving BAXTER ONCOLOGY a copy in advance. THRESHOLD will provide BAXTER ONCOLOGY with three (3) final copies of any such materials.

6.	BAXTER ONCOLOGY’s Responsibilities

6.1	Within thirty (30) days after the Effective Date, BAXTER ONCOLOGY shall provide THRESHOLD with all documentary form or other form of licensed Know How, research and development, clinical and manufacturing data, and Regulatory Documents related to the Licensed Product including, but not limited to, all data resulting from Phase I and Phase II clinical trials of Licensed Product, for the Indication or alternative indications, conducted by or on behalf of BAXTER or BAXTER ONCOLOGY. As further information and/or data related to Licensed Product comes into possession of BAXTER ONCOLOGY it shall forthwith disclose the same to THRESHOLD.

Following execution of this Agreement, BAXTER ONCOLOGY shall provide THRESHOLD access for copying to all written BAXTER ONCOLOGY Know-How, evaluations, memorandum and documentation in its possession relevant to the Licensed Product. BAXTER ONCOLOGY shall use reasonable efforts to provide its personnel time for preparation and transfer of technology (including, but not limited to, manufacturing technology specific to Licensed Product) and BAXTER ONCOLOGY Know-How in BAXTER ONCOLOGY’s possession, relating to Licensed Product that is necessary for the development and manufacture of Licensed Product by THRESHOLD or a THRESHOLD Sub-licensee or Subcontractor. Such information shall be specific to Licensed Product and

BAXTER ONCOLOGY shall be under no obligation to transfer general knowledge of development, manufacture, registration or commercialization of this type of product.

BAXTER ONCOLOGY’s obligations in accordance with Clause 6.1 shall include, but not be limited to, making employees available for telephone consultations with respect to the transfer of written information and associated documentation relating to pre-clinical and clinical activities, IND, NDA and Manufacture matters.

6.2	BAXTER ONCOLOGY will conduct animal studies to determine dose titration of the combination of Glufosfamide and gemcitabine and one xenograft study with human pancreatic cancer tissue using this combination with changing treatment sequences (Glufosfamide and gemcitabine simultaneously, Glufosfamide then gemcitabine, or gemcitabine first). BAXTER may conduct additional animal studies with other xenograft types as well as a combination study of Glufosfamide with 5-FU. BAXTER will complete such studies and report the results therefrom to THRESHOLD no later than 15 November 2003. During the conduct of the foregoing studies, BAXTER shall keep THRESHOLD informed of the status of such studies and the results thereof on an ongoing basis.

6.3	BAXTER and BAXTER ONCOLOGY shall be responsible for the filing, prosecution and maintenance, at their expense, of all Licensed Patents.

7.	Patents

7.1	THRESHOLD may, at its own cost and expense, prepare, file and prosecute new patent applications for the Licensed Product and uses or methods thereof, as it sees fit. Notwithstanding the foregoing, should BAXTER and BAXTER ONCOLOGY decide that they are no longer interested in maintaining or prosecuting a Licensed Patent, BAXTER and BAXTER ONCOLOGY shall assign free of charge such Licensed Patent to THRESHOLD. Upon assignment, such Licensed Patent shall no longer be included in Licensed Patents and THRESHOLD may thereafter maintain and prosecute such Licensed Patent at its expense to the extent that it desires to do so.

7.2	Infringement of Third Party Rights

7.2.1	If the manufacture, use or sale of the Licensed Products using the Licensed Patents and Licensed Know How may constitute an infringement of the rights of a third party in the Territory, each Party shall, as soon as it becomes aware of such possible infringement, notify the other Parties thereof in writing.

7.2.2	The Parties shall after receipt of such notice referred to in Clause 7.2.1 above, discuss the situation and, to the extent necessary, attempt to agree on a course of action in order to permit THRESHOLD to practice the licenses granted under this Agreement. Such course of action may include (1) obtaining an appropriate license from such third party or (2) contesting any claim or proceedings brought by the third party.

7.2.3	If within [***] the Parties fail to agree upon a course of action, BAXTER ONCOLOGY or BAXTER may decide upon the course of action at its expense in the interest of further development and/or commercialization of Licensed Product, including the negotiation of an appropriate license from such third party, in which event BAXTER ONCOLOGY or BAXTER shall keep THRESHOLD fully informed as to progress of such negotiations or the defense of any suit or claim and shall seek and consider the opinion of THRESHOLD regarding all such matters.

7.2.4	BAXTER ONCOLOGY or BAXTER shall make no settlement of any claims of a third party without the written consent of THRESHOLD, which consent shall not be unreasonably withheld or delayed.

7.2.5	In the event of a final judgment or settlement in any suit brought by a third party or settlement of a claim of a third party against THRESHOLD requiring royalty payments for any other damages to be paid by THRESHOLD, such royalty payments or damages paid by THRESHOLD shall be deducted from Royalties required to be paid to BAXTER.

7.3	Infringement of Licensed Patents and Licensed Know-How

7.3.1	In the event that either party becomes aware of any infringement or suspected infringement of the Licensed Patents or misuse of Licensed Know-How or Development Data, then it shall promptly give notice to the other in writing and:

7.3.2	BAXTER ONCOLOGY and THRESHOLD shall consult within [***] days after one Party gives notice to the other Party of any infringement or suspected infringement to decide what steps shall be taken to prevent or terminate such infringement or misuse and the proportions in which they shall share the cost thereof and any damages and other sums which may be awarded in their favour or against them.

7.3.3

When failing agreement between BAXTER ONCOLOGY and THRESHOLD by the end of the period set forth in Clause 7.3.2, unless such period has been extended by mutual written agreement of BAXTER ONCOLOGY and THRESHOLD, then THRESHOLD may at its own discretion take such action that it may consider necessary and appropriate to terminate or prevent such infringement or misuse and THRESHOLD shall be entitled, subject to all damages and other sums which may be awarded or recovered against it as a result thereof, to all damages and other sums recovered by it and shall indemnify BAXTER and BAXTER ONCOLOGY against all and any costs, expenses, losses, damages or compensation awarded against or incurred by BAXTER and BAXTER ONCOLOGY as a result of such action being taken.

7.3.4	THRESHOLD shall not make any settlement or compromise without the consent of BAXTER ONCOLOGY, which consent shall not be unreasonably withheld or delayed. If any such settlement includes the grant of a license on terms more favorable than those provided to THRESHOLD hereunder, the terms of THRESHOLD’s license shall be automatically modified to embody such more favorable terms for the benefit of THRESHOLD.

7.3.5	If THRESHOLD determines not to institute action to restrain infringement or suspected infringement within [***] after failing agreement by the Parties and notice from BAXTER ONCOLOGY, BAXTER ONCOLOGY shall have the right to institute action at its own expense and on the same terms and conditions as set forth in Clauses 7.3.3 and 7.3.4, with BAXTER ONCOLOGY assuming the rights and duties of THRESHOLD, and THRESHOLD assuming the rights and duties of BAXTER ONCOLOGY, under Clauses 7.3.3 and 7.3.4.

7.3.6	Each Party shall provide all reasonable assistance to the other (including but not limited to the use of its name in or being joined as a party to the proceedings) at the request of the other, in connection with any action to be taken by the other party pursuant to the provisions of this Clause 7.

7.4	Patent Protection Extensions

Each Party agrees to cooperate with the other Parties to secure, where possible, appropriate patent protection extensions and shall inform the other Parties in writing within twenty (20) days after:

7.4.1	the initiation of each Phase of clinical trials of a Licensed Product;

7.4.2	the date of filing of an NDA for a Licensed Product in the United States or its foreign equivalent in a Major Market Country;

7.4.3	the date of obtaining approval of an NDA for a Licensed Product in the United States or its foreign equivalent in a Major Market Country;

7.4.4	the date of the first sale of a Licensed Product in each country of the Territory; and

7.4.5	any events that might be material in connection with a possible extension of the patent protection term.

7.4.6	In this regard, the Parties shall cooperate in filing for and obtaining patent protection extensions and supplementary or complementary protection certificates in any country of the Territory, if and when available, including supplementary protection certificates in European Union (“EU”) countries and European Free Trade Area (“EFTA”) countries, patent extensions in the United States, and administrative protection, such as so-called pipeline protection in certain countries of the Territory. Such cooperation shall include, without limitation, providing any information, data and documents in a timely manner for the purpose of applying for patent extension and, within one (1) month of receipt, a copy of every marketing authorization for Licensed Product issued by any country providing for patent protection extensions, and in addition, within one (1) month of availability of the document, a copy of the official journal page from each EU or EFTA country giving the marketing approval number and date of authorization for Licensed Product, and a summary of the characteristics of Licensed Product for that country, for the purpose of applying for supplementary protection certificates under EEC (European Economic Community) Directive 1768/92, and providing information and signing of documents as required.

8.	Warranty, Liability and Indemnity

8.1	Warranties

BAXTER ONCOLOGY and BAXTER warrant that:

8.1.1	they are free to enter into this Agreement in their own right and that there are no rights exercisable by or obligations owed to any third party which may prevent or restrict them from entering into this Agreement and that the execution and delivery of this Agreement and performance hereunder by them has been duly authorized by all necessary corporate action;

8.1.2	the Licensed Patents and the Licensed Know-How comprise all of the intellectual property owned or controlled by BAXTER and BAXTER ONCOLOGY related to Licensed Products;

8.1.3	BAXTER ONCOLOGY has disclosed or will disclose according to Clause 6 to THRESHOLD all Licensed Know-How under its or its licensor’s control or in its or licensor’s possession and it has not disclosed to any third party other than under written obligation of confidence and non-use the Licensed Patents or Licensed Know-How or the subject matter thereof;

8.1.4	so far as they are aware having made due and proper enquiry and subject to the filing of a certificate disclaiming Glufosfamide from the scope of the claims of US Patent No. 6489302, the Licensed Patents are or will be when granted valid and that the manufacture use, supply, sale, import or export of Licensed Product for the Field or for any other indication will not infringe the rights of any third party in the Territory, and in addition to any other right or remedy that THRESHOLD may have under this Agreement or law, THRESHOLD shall have the right to terminate this Agreement in the event that a certificate of correction disclaiming Glufosfamide from the scope of the claims of US Patent No. 6489302 assigned to the Deutsches Krebsforschungszentrum Stiftung des Offentlichen Rechts, 69120 Heidelberg, DE, has not been filed with the US Patent Office by the patent owner on or before November 30, 2003 and, in the event of such termination, BAXTER ONCOLOGY shall pay THRESHOLD the sum of [***] U.S. dollars ($[***]) as a termination fee and as liquidated damages for such termination; the Parties agree to take any steps, if and as far as necessary, with regard to the above patent family in close cooperation;

8.1.5	so far as they are aware having made due and proper enquiry, there is no know-how or other information owned or controlled by BAXTER, BAXTER ONCOLOGY, their licensor or their Sub-Contractors necessary for the development, use, manufacture, supply or sale of Licensed Products other than the Licensed Know How, and that BAXTER is the absolute beneficial and legal owner of the Licensed Patents which comprise all the intellectual property possessed or controlled by them relating to the Licensed Product, its uses, and manufacture, and BAXTER and BAXTER ONCOLOGY are the beneficial and legal owners of the Licensed Know-How, both the Licensed Patents and the Licensed Know-How are free and clear of all liens, charges and encumbrances, and they are entitled to grant all of the rights granted or agreed to be granted hereunder;

8.1.6	they have not granted and will not grant to any person or entity, other than THRESHOLD, any right, license or privilege with respect to the Licensed Patents and Licensed Know How for use in the Territory;

8.1.7	BAXTER and BAXTER ONCOLOGY have disclosed to THRESHOLD all information in their possession relating to the Licensed Product and in which the novelty, validity or sufficiency of the Licensed Patents and any claim made therein has been challenged or disallowed;

8.1.8	they know of no information or data which will or may adversely affect or prevent the development, manufacture or use of

Licensed Product in the Field in the Territory or render the use of Licensed Product for use by way of administration to humans unsafe or lacking in efficacy; and

8.1.9	none of BAXTER, BAXTER ONCOLOGY or their Affiliates, Sublicensees or Sub-Contractors shall utilize the Licensed Patents or Licensed Know How, or develop Glufosfamide for use in the Territory.

8.2	Product Liability

8.2.1	THRESHOLD shall assume all third party liabilities arising from the, use, offer for sale or supply, sale or supply by through or on behalf of THRESHOLD or its Affiliates or Sub-Licensees of Licensed Products (and related materials) including without limitation all claims based upon product liability laws, except for liabilities and claims arising from the breach of the terms of the Agreement by BAXTER ONCOLOGY or the negligence of BAXTER ONCOLOGY or its Affiliates for which BAXTER ONCOLOGY and BAXTER shall assume all liabilities. To the extent claims based upon product liability laws arise from instructions or specifications of THRESHOLD for the Manufacture of Licensed Products that are not based on instructions or specifications provided by BAXTER or BAXTER ONCOLOGY, THRESHOLD shall assume all related liabilities.

8.2.2	THRESHOLD shall defend, indemnify and hold harmless BAXTER, BAXTER ONCOLOGY, their Sub-Contractor(s), their Affiliates, their directors, officers, employees and consultants and those of their Affiliates and Sub-Contractor(s) from and against any and all claims, demands, losses, damages and/or expenses (including without limitation reasonable legal fees) arising from or in connection with any use by, sale to third parties or supply of third parties by THRESHOLD or its Affiliates or Sub-Licensees of Licensed Products in the Territory except to the extent that any such claims, demands, losses, damages and/or expenses result from the negligence of BAXTER, BAXTER ONCOLOGY or its Affiliates or the breach by BAXTER ONCOLOGY of the terms of this Agreement. To the extent third party claims arise from instructions or specifications of THRESHOLD for the Manufacture of Licensed Products that are not based on instructions or specifications provided by BAXTER or BAXTER ONCOLOGY, THRESHOLD shall defend, indemnify and hold harmless BAXTER, BAXTER ONCOLOGY, their Sub-Contractor(s), their Affiliates, their directors, officers, employees and consultants and those of their Affiliates and Sub-Contractor(s) from and against any and all such claims.

8.2.3	BAXTER ONCOLOGY and BAXTER shall defend, indemnify and hold harmless THRESHOLD, its Affiliates, its Sub-Licensees, its directors, officers, employees and consultants and those of its Affiliates and Sub-Licensees from and against any and all claims, demands, losses, damages and/or expenses (including without limitation reasonable legal fees) arising from any use by, sale to or supply by THRESHOLD or its Affiliates or Sub-Licensees of Licensed Products in the Territory to the extent that any such claims, demands, losses, damages and/or expenses result from the negligence of BAXTER ONCOLOGY or its Affiliates or the breach by BAXTER ONCOLOGY or BAXTER of the terms of this Agreement.

8.2.4	Within thirty (30) days of receipt of written request for indemnification, to be provided promptly upon receipt of a claim, the party from whom indemnification is sought shall advise the other whether it will provide the requested indemnification. The indemnified party shall permit the indemnifying party, at the indemnifying party’s expense, to assume the complete defense of any claims with a full authority to conduct such defense and to settle or otherwise dispose of the claims as provided below. The indemnified party will fully co-operate in such defense and shall provide reasonable assistance necessary to enable the indemnifying party to defend such claims. The indemnified party may retain separate co-counsel, at its sole cost and expense and participate in the defense of the claim. The indemnifying party will not, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary damage and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party a release from all liability in respect thereof. The indemnifying party shall not be responsible for or bound by any settlement made by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or denied. To the extent that any claim for indemnification involves an action wherein counts or claims are alleged which are attributed or attributable to the indemnified party, following settlement or termination of said action, the Parties agree to apportion their respective indemnification obligations based upon their attributed fault in the event of jury, court or other alternate dispute resolution mechanism or based upon good faith negotiations among the Parties in the event of a settlement.

8.2.5	THRESHOLD and BAXTER ONCOLOGY shall each use its reasonable efforts to obtain and maintain in force at all times during the term hereof third party liability insurance in respect of the risks in respect of which it is providing indemnity hereunder with a reputable insurance carrier or by self-insurance. THRESHOLD and BAXTER ONCOLOGY shall each use its reasonable endeavors to name the other as named insured under its policy of insurance as aforesaid and provide a copy thereof upon request.

9.	BAXTER ONCOLOGY Improvements

9.1	BAXTER ONCOLOGY and BAXTER shall promptly disclose in writing to THRESHOLD, free of charge all new techniques, formulations, applications or chemical or biological analogs (i.e. metabolites), or derivatives of Licensed Product developed or acquired by BAXTER ONCOLOGY or BAXTER (“BAXTER ONCOLOGY Improvements”).

9.2	Where THRESHOLD wishes to use a BAXTER ONCOLOGY Improvement for Licensed Products it shall notify BAXTER ONCOLOGY or BAXTER, as the case may be, of its wish within 90 (ninety) days of being informed thereof and shall have the right to receive an exclusive, royalty-free license to use BAXTER ONCOLOGY Improvements developed or acquired by BAXTER ONCOLOGY in the Territory in respect of Licensed Products in the Field in accordance with the provisions of this Agreement, together with the right to grant sub-licenses thereunder in accordance with the terms hereof;

10.	Confidentiality

10.1	BAXTER, BAXTER ONCOLOGY and THRESHOLD undertake to each other to keep, and shall procure that their respective Affiliates, Sub-Licensees, employees, directors, officers, consultants and contractors (including those of any Affiliate) shall keep, confidential all information marked “confidential” received from each other during or in anticipation of – but after the effective date of the confidentiality agreement between the parties dated October 4, 2002 – this Agreement however obtained and in whatever form (the “Confidential Information”) provided that Confidential Information shall not include the following:

10.1.1	information which at the time of disclosure by one party to the other is in the public domain;

10.1.2	information which after disclosure by one party to the other becomes part of the public domain by publication except by breach of this Agreement;

10.1.3	information which the receiving party can establish by competent proof was already in its possession at the time of its receipt and was not acquired directly or indirectly from the other party; or

10.1.4	information received from third parties who were lawfully entitled to disclose such information.

10.2	Any Confidential Information received from the other party shall not be disclosed or used for any purpose other than as provided or anticipated under this Agreement.

10.3	The confidentiality and non-use obligations contained in this Agreement shall continue for the duration of this Agreement and for a period of ten (10) years after termination or expiry of this Agreement.

10.4	The provisions of this Clause 10 shall in no event prevent THRESHOLD from disclosing any Licensed Know How to regulatory authorities or other governmental agencies in support of any application to conduct Clinical Trials or for regulatory approvals or any amendments thereof for Licensed Products in accordance with the provisions of this Agreement, or to prospective investors or to prospective sub-licensees who are bound by an obligation of confidentiality, or in general whenever required to disclose such information under any applicable law or regulation.

10.4.1	Where one party intends to make any public release of scientific data or other information relating to Licensed Products it shall give the other party thirty (30) days prior notice thereof together with the text of any such release. Prior to making any such release, the party intending the release shall modify the context thereof to take account of any reasonable comments made by the other party. Notwithstanding the foregoing, BAXTER ONCOLOGY shall not make any such release where in the reasonable opinion of THRESHOLD to do so would adversely affect the development of Licensed Product, its commercial value or any intellectual property (including Development Data relating thereto).

11.	Termination

11.1	Termination by Either Party

Either Party may terminate this Agreement forthwith by notice in writing given at any time if the other party is in material breach of any of its obligations hereunder except in the case of a material breach capable of remedy within sixty (60) days, where the material breach has been remedied within such sixty (60) days of the defaulting party receiving notice specifying the material breach and requiring its remedy. Notwithstanding the foregoing, Clause 11.2, and not this Clause 11.1, shall govern terminations under the circumstances described therein.

A material breach of this Agreement is (1) a willful act or omission by the party in breach that would deprive the other party of a major part of the value of what it had contracted for and for which damages are not an adequate remedy; or (2) the non-payment of money within thirty (30) days of the date upon which it is due and payable hereunder.

11.2	BAXTER ONCOLOGY shall in addition have the right to terminate this Agreement:

11.2.1	If THRESHOLD materially breaches its obligation to perform its obligations as set forth in Clause 5 and such breach remains uncured for a period of ninety (90) days after the delivery of notice of such breach to THRESHOLD;

11.2.2	THRESHOLD discontinues its development and commercialization activities for a continuous period of twelve (12) months in a manner that is inconsistent with the then current Development Plan, and such breach remains uncured for a period of ninety (90) days after the delivery of notice of such breach to THRESHOLD;

11.2.3	Forthwith by notice in writing given at any time if an order is made or a resolution is passed for the winding up or insolvency of THRESHOLD (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other party’s affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed of any of THRESHOLD’s assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of THRESHOLD or if THRESHOLD takes or suffers any similar or analogous action in consequence of debt, unless any such action is withdrawn or set aside within 60 (sixty) days. The licenses granted pursuant to this Agreement shall be deemed to be licenses of “Intellectual Property” for purposes of Section 365(n) of the U.S. Bankruptcy Code.

11.3	THRESHOLD shall have the right to terminate this Agreement, (and the underlying licenses) by notice in writing given at any time upon 60 (sixty) days notice to BAXTER ONCOLOGY with or without cause.

12.	Consequences Of Termination

12.1	Upon termination of this Agreement by BAXTER ONCOLOGY or, without cause, by THRESHOLD:

12.1.1	Licenses Terminated

Subject to other provisions of this Clause the licenses granted under Clause 2 shall terminate automatically and THRESHOLD shall procure that its Affiliates and Sub-Licensees shall immediately stop all activities licensed hereunder except that (i) any Sub-licensee of THRESHOLD that is not in default of its obligations under its sub-license shall be entitled to continue its sub-license in full force and effect subject to the provisions of this Agreement to the benefit of BAXTER and BAXTER ONCOLOGY, and (ii) THRESHOLD, its Affiliates and

Sub-Licensees shall be permitted to offer for sale and sell and supply remaining stocks of Licensed Products in their possession at the date of termination or delivered thereafter as quickly as reasonably possible and complete deliveries on contracts in force at that date subject to the payment of license fees, milestone payments and royalties under and in accordance with the provisions of Clause 3.

12.1.2	Payment Due

THRESHOLD shall make all outstanding license fees, milestone and Royalty payments due hereunder to BAXTER ONCOLOGY.

12.1.3	Continuing Provisions

The following provisions of this Agreement shall continue in full force and effect following termination: this Clause 12 and Clauses 1, 7.2 (but only for pre-termination infringement), 7.3 (but only for pre-termination infringement), 8, 10, 14 and 15. Termination of this Agreement for any reason does not relieve the Parties of any obligation accruing prior to the effective date of the termination, including the obligation to make the payments set forth in Clause 3.

12.1.4	Return of Know-How

Subject to the other provisions of this Clause 12, THRESHOLD shall return to BAXTER ONCOLOGY all Licensed Know-How and documents given to THRESHOLD by BAXTER ONCOLOGY pursuant to this Agreement in its possession or the possession of its Affiliates.

12.1.5	Use of Development Data

Subject to the other provisions of this Clause 12, THRESHOLD grants to BAXTER ONCOLOGY the right to use Development Data (where it is free to do so) and transfer to BAXTER ONCOLOGY or its designee(s) all Product Approvals in its name.

12.1.6	Third Party Agreements

BAXTER ONCOLOGY or BAXTER agrees to recognize THRESHOLD’s Sub-Licensees as its direct licensees following a termination of this Agreement by BAXTER ONCOLOGY provided that (i) such Sub-Licensees are in compliance with the terms of their sublicenses, (ii) BAXTER or BAXTER ONCOLOGY would not be required to undertake obligations in excess of those undertaken pursuant to this Agreement, and (iii) such Sub-Licensees agree with having BAXTER or BAXTER ONCOLOGY as direct Licensor. Notwithstanding the foregoing to the contrary and as an alternative thereto, BAXTER

ONCOLOGY shall use reasonable efforts consistent with the terms of this Agreement as reasonable under the circumstances to assist THRESHOLD, at THRESHOLD’s request, in discharging THRESHOLD´s obligations in full under all agreements between THRESHOLD and its Sub-Licensees or other third parties until each can be terminated by THRESHOLD in accordance with its terms and without liability to THRESHOLD.

12.2	Rights and Remedies for Breach

Any rights or remedies of either party arising from any breach shall continue to be enforceable unless previously waived in writing, including without limitation either Party’s rights to recover damages for breach of this Agreement by the other Party.

13.	Force Majeure

13.1	Neither party shall terminate this Agreement or be liable to the other under this Agreement for loss or damages attributable to any act of God, earthquake, flood, fire, explosion, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, terrorism, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, regulatory authorities) or representatives of any such government, or any other cause beyond the reasonable control of such party, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is so disabled during, but no longer than the existence of such cause.

13.2	If such cause continues unabated for a period of at least 90 (ninety) days, the Parties will meet to discuss what, if any, modifications should be made to this Agreement as a consequence of such Force Majeure.

14.	Miscellaneous

14.1	Performance by Affiliates, Sub-Licensees and Sub-Contractors

The Parties may perform some or all of their obligations under this Agreement through their Affiliates, Sub-Licensees or Sub-Contractors and third parties provided that each party shall remain solely responsible for and be guarantor of the performance by its Affiliates, Sub-Licensees or Sub-Contractors and third parties and procure that its Affiliates, Sub-Licensees or Sub-Contractors and such third parties comply fully with the provision of this Agreement in connection with such performance.

14.2	Severance

If any provision of this Agreement is held to be invalid or inapplicable by a court of competent jurisdiction the remaining provisions will continue in full force and the Parties will make such amendments to this Agreement by the addition or deletion of wording as appropriate to remove the invalid or unenforceable part of such provision but otherwise achieve, to the maximum extent permissible, the economic, legal and commercial objectives of the original provision.

14.3	Waiver

Failure or delay by either party in exercising or enforcing any right or remedy under this Agreement in whole or in part shall not be deemed a waiver thereof or prevent the subsequent exercise of that or any other rights or remedy.

14.4	Interpretation

The headings in this Agreement are for convenience only and shall not affect its interpretation. References to the singular include the plural and vice versa. References to persons include companies, partnerships and all other forms of body corporate or unincorporated and references to recitals, clauses and schedules are references to Recitals, Clauses or Schedules to this Agreement.

14.5	Language

All documents delivered under this Agreement by BAXTER or BAXTER ONCOLOGY to THRESHOLD, if maintained or prepared in other than the English language, shall be accompanied by English translations thereof. All communications between the parties shall be in English.

14.6	Assignment

14.6.1	Subject to Clauses 14.6.2, 14.6.3 and 14.6.4 neither BAXTER, BAXTER ONCOLOGY nor THRESHOLD shall assign, transfer, sub-license, sub-contract, mortgage, charge or otherwise make over to any third party any of its rights or obligations under this Agreement or the Licensed Patents or BAXTER ONCOLOGY Know-How without the prior written consent of the other party, except to an Affiliate or a party acquiring all or substantially all of the business of the assigning Party to which this Agreement relates or to a party merging with one of the Parties. Prior to any such permitted assignment the Party wishing to effect the transaction shall use reasonable efforts to procure that the third party concerned covenants directly with the other Party to this Agreement to comply with all the provisions of this Agreement, which shall be binding on it as the successor and assign of such Party.

14.6.2	THRESHOLD may grant any sub-license or sub-contract of its rights or obligations hereunder without the prior written consent of BAXTER or BAXTER ONCOLOGY and shall notify BAXTER ONCOLOGY of the grant of any sub-contract or sub-license and provide BAXTER ONCOLOGY with a redacted summary of the terms thereof as soon as reasonably practicable following such grant. Subject to receipt of a confidentiality undertaking THRESHOLD shall grant to an independent accountant (acceptable to BAXTER ONCOLOGY) a right to inspect such agreements for the purpose of verifying the calculation of sums to be paid by THRESHOLD to BAXTER ONCOLOGY hereunder. The grant of any sub-license by THRESHOLD shall not relieve THRESHOLD of any of its obligations hereunder and THRESHOLD shall incorporate within the terms of any such agreement rights and obligations consistent with the rights and obligations granted hereunder and including without limitation those as to confidentiality and THRESHOLD shall procure the performance of any sub-license by its Sub-Licensee. Where royalties are payable by any Sub-Licensee, THRESHOLD shall account for royalties on sales and supply of Licensed Products by Sub-Licensees of THRESHOLD in the same manner and upon the same terms as set forth herein and procure for BAXTER ONCOLOGY rights and access to facilities for verifying such royalties. Where THRESHOLD grants any sub-license the term THRESHOLD used in this license shall be deemed to include a reference to Sub-Licensees of THRESHOLD.

14.6.3	Without derogating from any of THRESHOLD’s rights hereunder, in any event that BAXTER ONCOLOGY sub-contracts the Manufacture of Licensed Product, other than to THRESHOLD, it shall not be relieved of its obligations hereunder and BAXTER ONCOLOGY shall procure the performance by its Sub-Contractor of any such agreement and any reference to BAXTER ONCOLOGY herein shall with regard to such Manufacture be deemed to include a reference to such Sub-Contractor. BAXTER ONCOLOGY shall notify THRESHOLD of the appointment of any Sub-Contractor and provide a summary of the terms thereof (other than financial terms) as soon as reasonably practicable following such appointment.

14.7	No Agency

Except as expressly stated in this Agreement, neither party shall act or describe itself as the agent of the other nor shall it make, or represent that it has authority to make, any commitments on the other’s behalf.

14.8	Notices

14.8.1	Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, by facsimile transmission or e-mail to the address of the receiving party as set out in Clauses 14.8.3 and 14.8.4 below unless a different address or facsimile number has been notified to the other in writing for this purpose.

14.8.2	Each such notice or document shall:

(a)	if sent by hand, be deemed to have been given when delivered at the relevant address;

(b)	if sent by prepaid airmail, be deemed to have been given 7 (seven) days after posting; and

(c)	if sent by facsimile transmission or e-mail be deemed to have been given when transmitted provided that a confirmatory copy of such facsimile transmission or e-mail shall have been sent by prepaid first class mail within 24 (twenty-four) hours of such transmission.

14.8.3	BAXTER and BAXTER ONCOLOGY’s address for service of notices and other documents shall be:

BAXTER ONCOLOGY GmbH

Daimlerstrasse 40

60314 Frankfurt

Germany

For the Attention of: Geschaeftsfuehrung

With a copy to:

BAXTER Deutschland GmbH

Legal Department

Edisonstr. 4

D-85716 Unterschleissheim

Germany

14.8.4	THRESHOLD’s address for service of notices and other documents shall be:

THRESHOLD PHARMACEUTICALS, INC.

951 Gateway Boulevard, Suite 3A

South San Francisco, CA 94080

United States of America

For the Attention of: The Chief Executive Officer

With a copy to:

Heller Ehrman White & McAuliffe, LLP

275 Middlefield Road

Menlo Park, CA 94025

For the Attention of: Sarah O’Dowd

14.9	Entire Agreement

14.9.1	This Agreement shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and shall supersede all prior oral or written agreements, understandings or arrangements between them relating to such subjects.

14.9.2	No change or addition may be made to this Agreement except in writing signed by the duly authorised representatives of the Parties.

14.9.3	Nothing in this Clause 14.9 shall operate to:

(a)	exclude any provision implied into this Agreement by law and which may not be excluded by law; or

(b)	limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

14.10	Compliance with Local Requirements

If in any country the effect of any provision(s) of this Agreement or the absence from this Agreement of any provision(s) would be to prejudice the Licensed Patents or any remedy under the Licensed Patents, the Parties will make such amendments to this Agreement and execute such further agreements and documents limited to that part of the Territory which falls under such jurisdiction as may be necessary to remove such prejudicial effects.

14.11	Publicity

The Parties may jointly agree to make a press release within three (3) months following the execution of this Agreement. Thereafter, Threshold shall be free, in its sole discretion, and have the exclusive right to originate any publicity, news release, or public announcement concerning Licensed Products, provided Threshold (i) provides BAXTER ONCOLOGY two (2) days’ advance written notice of the publicity, news release, or public announcement together with its content and gives due consideration to any comments provided by BAXTER ONCOLOGY within one (1) day thereof; and (ii) does not use the name of BAXTER or BAXTER ONCOLOGY without the express, advance written consent of BAXTER or BAXTER ONCOLOGY, respectively, other than to state that the Licensed Product is “licensed to Threshold Pharmaceuticals, Inc., by Baxter Oncology.” Otherwise, in the absence of specific agreement between the Parties, which agreement shall not be unreasonably withheld or delayed: (i) neither Party shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, relating to financial provisions of this Agreement or to any amendment thereof save only such announcement as in the opinion of counsel for the Party making such announcement is required by law, regulation, or the rules of any stock exchange to be made, (ii) any such announcements shall be factual and as brief as possible, and (iii) if a Party decides to make such announcement, it will give the other Party two (2) days advance written notice of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. In addition, THRESHOLD may provide information concerning financial provisions to stockholders, executive management, and prospective sublicensees and investors. THRESHOLD may also originate, in its discretion, publicity, news releases, or public announcements concerning Licensed Product other than, except as set forth above, financial information.

14.12	Notification to European Commission and Compliance with Hart Scott Rodino

The Parties shall co-operate fully and shall individually and collectively use all reasonable endeavours to procure any governmental or regulatory approvals with regard to applicable anti-trust and competition law as may be necessary or advisable in connection with the conclusion and/or implementation of this Agreement are obtained as soon as possible. BAXTER ONCOLOGY will pay the costs of any filing fees required to be paid in connection with such submissions or approvals.

15.	Arbitration; Governing Law

15.1	The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of California without taking into consideration any of its conflict of laws provisions.

15.2	The Parties will attempt in good faith to resolve any dispute, controversy or claim arising out of or relating to the interpretation, performance or enforceability of this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation and arbitration. In the event that the Parties fail to agree on a mutually acceptable solution within a period of thirty (30) business days, any such dispute shall be submitted to binding arbitration.

15.3	Such arbitration shall be conducted in accordance with the American Arbitration Association. Notwithstanding those rules, the following provisions shall in any event apply to any issue submitted for arbitration hereunder:

15.3.1	The arbitration shall be conducted by a panel of three (3) neutral arbitrators (“Panel”). One (1) arbitrator shall be appointed by each Party and the third member shall be appointed by the two (2) arbitrators appointed by the Parties. Each Party will select an arbitrator within fifteen (15) business days following the demand for arbitration. The two (2) arbitrators selected by the Parties will appoint the third arbitrator within ten (10) days following their appointment. Notwithstanding the above and in the interest of obtaining a judgment within the shortest possible period in connection with certain bona fide disputes or technical or developmental matters that require referral to independent experts, the Parties may agree to appoint only one (1) single neutral arbitrator selected in agreement by both Parties.

15.3.2	The language to be used in the arbitration shall be English.

15.3.3	Any arbitrator selected by the Parties may be of any nationality, and need not be a lawyer or hold any other professional status or membership but will be selected on the basis of his or her qualifications and expertise with respect to the matter under dispute.

15.3.4	The arbitration shall be held in New York, New York.

15.3.5	The specific pleading schedule for each proceeding shall be determined by the Parties in consultation with the Panel within fifteen (15) business days following the selection of the arbitrators.

15.3.6	Unless the Parties otherwise agree at the time a particular issue is submitted for arbitration, the Panel shall be required as a condition to their engagement to agree to render a decision within thirty (30) days of the date on which the record in the proceeding is completed, but in no case more than one hundred and twenty (120) days after the date of their engagement. The time period for cure specified in Clause 11 shall be suspended upon institution of arbitration until completion of such arbitration.

15.3.7	The Parties shall use their best efforts to schedule and make their submissions, and to take all other necessary actions in connection with the proceeding, at a time and in a manner which will permit the Panel to render their decision in accordance with the schedule set forth herein.

15.3.8	All communications with the arbitrator(s) during the proceeding shall be made in writing, with a copy thereof delivered simultaneously to the other Party to the proceeding, or if made orally, made only in the presence of the other Party to the proceeding or its representative.

15.3.9	All decisions by the Panel shall be rendered by majority vote. The arbitration award or order shall be rendered in writing and shall be final and binding upon the Parties. The arbitrator(s) shall establish and enforce appropriate rules to ensure that the arbitration proceedings, including the decisions, are kept confidential and that all confidential and/or proprietary information of the Parties is kept confidential and is used for no purpose other than for such arbitration proceedings.

15.3.10	Judgment on any order or award shall be entered by any court of competent jurisdiction.

15.3.11	Each Party shall bear its own expenses and attorney’s fees in connection with the arbitration.

15.3.12	The fees and expenses of the arbitrator(s) shall be equally shared except that if, in the opinion of the arbitrators, any claim by a Party hereto or any defense or objection thereto by the other Party was unreasonable and frivolous, the arbitrators may in their discretion assess as part of the award all or any part of the arbitration expenses of the other Party (including reasonable attorney’s fees) and expenses of the arbitrators against the Party raising such unreasonable and frivolous claim, defense or objection.

In Witness Whereof the duly authorized representatives of the Parties have executed this Agreement the day and year written below

Date: July 29, 2003	Date: August 5, 2003

/s/ Phillip Saame	/s/ George F. Tidmarsh

/s/ Bernhard Kutscher	Signed by George F. Tidmarsh For and on behalf of THRESHOLD Pharmaceuticals Inc.

Signed by Phillip Saame & Bernhard Kutscher For and on behalf of BAXTER ONCOLOGY GmbH

Date: July 31, 2003

/s/ Jan Stern Reed

Signed by Jan Stern Reed For and on behalf of BAXTER International Inc.

Schedules

Schedule 1.4:	Licensed Patents:
Part A Baxter Oncology Patents

Part B Manufacturing Patents

Schedule 1.15:	License Grant from DKFZ

SCHEDULE 1.4

Part A: Baxter Oncology Patents

Patents based on German Application P 38 35 772.0.

Title: “Antitumor Saccharide Conjugates”, covering molecule, production and medical use

1.	Patent No: EP 369 182

2.	Patent No: AT 369 182

3.	Patent No: BE 369 182

4.	Patent No: CA 2 001 129

5.	Patent No: CH 369 182

6.	Patent No: DE 369 182

7.	Patent No: DK 170 422

8.	Applic. No: DK 1170/93 Notice of allowance received

9.	Patent No: ES 369 182

10.	Patent No: FI 95 268

11.	Patent No: FR 369 182

12.	Patent No: GB 369 182

13.	Patent No: GR 369 182

14.	Patent No: HK 1574/1995

15.	Patent No: HU 206 124

16.	Patent No: IE 67 529

17.	Patent No: IT 369 182

18.	Patent No: JP 2 518 739

19.	Patent No: JP 3 056 408

20.	Patent No: LU 369 182

21.	Patent No: NL 369 182

22.	Patent No: NO 173 548

23.	Patent No: PT 92 034

24.	Patent No: SE 369 182

25.	Patent No: SG 95 913

26.	Patent No: US 5 622 936

Part B. Patent covering production

Title: “Verfahren zur Herstellung von Tetrabenzylglucose” (Procedure for the production of Tetrabenzylglucose)

27.	Patent No: DE 195 34 366

Schedule 1.15

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